EXHIBIT 10.8

LEASE, LEASE AMENDMENT AND LEASE ASSIGNMENT
RELATING TO
CARLSTADT, NEW JERSEY FACILITY

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Table of Contents

(continued)

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AGREEMENT OF LEASE

THIS AGREEMENT, made the            day of October, 1999, by and between RUSSO FAMILY LIMITED PARTNERSHIP, a New Jersey Limited Partnership, the owner in fee of the leased premises hereinafter described which will be the subject matter of this lease, having a place of business at 71 Hudson Street, Hackensack, NJ, hereinafter referred to as “Landlord”; and COMDISCO, INC., a Delaware corporation, having a place of business at 6111 North River Road, Rosemont, IL 60018, hereinafter referred to as “Tenant.”

W I T N E S S E T H:

WHEREAS, Landlord is the owner of certain land located on Central Boulevard, in the Borough of Carlstadt, County of Bergen and State of New Jersey, known as part of Lots 9, 9.01 and 9.02 in Block 131, on which premises the Landlord shall complete an office/warehouse building containing approximately 259,908 square feet (the “Building”), of which the Tenant shall lease the entire Building, which premises will be available for occupancy within the time period hereinafter described; and

WHEREAS, the Tenant is agreeable to leasing office/warehouse space containing the said approximately 259,908 square feet, and the land as hereinafter set forth.

WHEREAS, Landlord acknowledges that Tenant shall construct, as provided for herein, at its own cost, a mezzanine level for office space, the floor area of which shall be rent-free for the initial Term of this Lease;

NOW, THEREFORE, the parties agree as follows:

1.    Leased Premises

The Landlord leases to the Tenant and Tenant hires from the Landlord, for the term, at the rental, and subject to the terms and conditions of this Lease, approximately 259,908 square feet of office/warehouse space, together with parking on-site for 378 vehicles, all as set forth on plans attached hereto and made a part hereof as Schedule “A”. Landlord has the right to relocate approximately 20 spaces along the south side of the Building to other locations along the south side of the Building. Tenant will have the right to construct a platform on the roof of the Building to contain HVAC equipment (or ground mounted), satellite and communications equipment on the roof. The Building will have additional loading doors as specified by Tenant’s architect in which event the parking will by adjusted downward accordingly. Also, Landlord will, at Landlord’s expense, install electrical and telecommunications conduits from the street to both the Building and Expansion Space (as defined in Section 36). The total land and buildings shall consist of approximately 12 acres. The Landlord represents that the lowest point of the impervious area adjacent to the Building is at least 6.00 feet above mean sea level and when constructed, the floor plane of the Building will be at least 10.00 feet above mean sea level.

2.    Term of Lease

(a)  The Landlord shall complete its requirements under this lease before July 1, 2000. On July 1, 2000 Tenant shall have access to the Building to complete its requirements for occupancy.

(b)  The term of the Lease shall be for a term of fifteen (15) years and shall commence on October 1, 2000 and terminate on September 30, 2015, unless the Lease shall be terminated in accordance with the provisions hereof or the Termination Date shall be extended as hereinafter provided in this Article.

(c)  Landlord represents and warrants that the Leased Premises will comply with all applicable requirements of State, County, City and local authorities. Landlord shall, at his own cost and expense, promptly execute and comply with any statutes, ordinances, rules, orders, regulations, and requirements of the Federal, State or Municipal Governments (including, but not limited to, the Americans with Disabilities Act), and of their departments or bureaus, which may now or hereafter be applicable to the Leased Premises. Landlord shall promptly correct and abate any such violations not caused by Tenant, at its own cost and expense. Landlord represents that the Leased Premises when completed (i) will comply with applicable governmental requirements (including zoning laws and regulations), (ii) may be lawfully used for office/warehouse purposes by Tenant, and (iii) shall be free of any liens of subcontractors, materialmen, and the like, filed pursuant to the New Jersey Mechanics Lien Law (R.S. 2A:44-64, et seq.)

3.    Rent

As Fixed Rent the Tenant shall pay to the Landlord at the office of the Landlord or at such other place and in such other manner as the Landlord may from time to time designate in writing, in accordance with the following schedule:

(a)  The Fixed Rent during the first year of the lease term shall be at the rate of $1,650,415.80 per annum, payable in equal monthly installments of $137,534.65;

(b)  The Fixed Rent during the second year of the lease term shall be at the rate of $1,699,798.32 per annum, payable in equal monthly installments of $141,649.86;

(c)  The Fixed Rent during the third year of the lease term shall be at the rate of $2,411,946.24 per annum, payable in equal monthly installments of $200,995.52;

(d)  The Fixed Rent during the fourth year of the lease term shall be at the rate of $2,479,522.32 per annum, payable in equal monthly installments of $206,626.86;

(e)  The Fixed Rent during the fifth year of the lease term shall be at the rate of $2,549,697.48 per annum, payable in equal monthly installments of $212,474.79;

(f)  The Fixed Rent during the sixth year of the lease term shall be at the rate of $2,622,471.72 per annum, payable in equal monthly installments of $218,539.31;

(g)  The Fixed Rent during the seventh year of the lease term shall be at the rate of $2,697,845.04 per annum, payable in equal monthly installments of $224,820.42;

(h)  The Fixed Rent during the eighth year of the lease term shall be at the rate of $2,773,218.36 per annum, payable in equal monthly installments of $231,101.53;

(i)  The Fixed Rent during the ninth year of the lease term shall be at the rate of $2,853,789.84 per annum, payable in equal monthly installments of $237,815.82;

(j)  The Fixed Rent during the tenth year of the lease term shall be at the rate of $2,934,361.32 per annum, payable in equal monthly installments of $244,530.11;

(k)  The Fixed Rent during the eleventh year of the lease term shall be at the rate of $3,017,531.88 per annum, payable in equal monthly installments of $251,460.99;

(l)  The Fixed Rent during the twelfth year of the lease term shall be at the rate of $3,103,301.52 per annum, payable in equal monthly installments of $258,608.46;

(m)  The Fixed Rent during the thirteenth year of the lease term shall be at the rate of $3,194,269.32 per annum, payable in equal monthly installments of $266,189.11;

(n)  The Fixed Rent during the fourteenth year of the lease term shall be at the rate of $3,285,237.12 per annum, payable in equal monthly installments of $273,769.76;

(o)  The Fixed Rent during the fifteenth year of the lease term shall be at the rate of $3,378,804.00 per annum, payable in equal monthly installments of $281,567.00.

Tenant shall not be charged Rent for the second floor mezzanine referenced in the Construction Specifications through the initial term of this Lease.

All of the aforesaid rental payments shall be payable without previous demand therefore on the first day of each month in advance.

Tenant shall pay to Landlord all amounts due hereunder through electronic funds transfer to Landlord’s bank. Landlord shall supply Tenant with all necessary information to effectuate the transfer.

4.    Use

The Tenant covenants and agrees to use and occupy the Leased Premises for office/warehouse use and Tenant has informed the Landlord, and Landlord acknowledges that Tenant intends to use the Premises for its disaster recovery business. As such, Tenant may not have its employees physically present in the Premises at all times. Such absence shall not be deemed abandonment. Access to the Premises shall be twenty-four (24) hours per day, seven (7) days per week. In addition, Landlord acknowledges that Tenant’s customers will be accessing the Premises for testing and disaster recovery purposes. Tenant’s customer’s access may be up to six (6) consecutive weeks, or longer. Such access by Tenant’s customers shall be permitted and shall not be deemed a sublease or an assignment of this Lease. The right of access includes the placement of mobile trailers in the parking lot into which computer equipment will be installed for Tenant’s customers, a satellite dish to be placed on the ground and/or the Building and generators and transformers to be placed on the property. All activities hereto shall be subject to the approval of all governmental agencies having jurisdiction.

5.    Repairs and Maintenance

(a)  Landlord shall maintain the roof and exterior of the Building, parking areas and all driveways, and landscaping, which expenses shall be paid as additional rent. All charges to the Tenant shall be accompanied by invoices or other verification.

(b)  Except as set forth in subparagraph (a) above, Tenant shall take good care of the Premises and at its own cost and expense, keep and maintain the interior of the Premises, and shall make all repairs, including repairs to the HVAC system, at any time during the term of this Lease as and when needed to preserve them in good working order and condition without limiting the obligations of the Tenant as aforesaid, the Tenant shall repair and maintain the air conditioning, electrical, heating and plumbing fixtures and systems, as aforementioned, and shall generally maintain the interior of the Premises and shall, at the expiration of the term, deliver up the Premises in good order or condition, damages by the elements, fire and other causes beyond the reasonable control of Tenant and ordinary wear and tear excepted. Tenant shall maintain the premises consistent with maintenance required by first-class office/warehouse buildings.

(c)  Except for repairs or expenses caused by the negligence of parties other than the Tenant or its invitees and for any repairs or expenses covered by any warranty on the Building, Tenant agrees to pay to Landlord as additional rent all of the actual reasonable expenses incurred by Landlord in maintaining the roof and exterior of the Building, parking areas and all driveways, snow plowing, and landscaping, including sewer connection charges.

(d)  Tenant shall pay the aforesaid additional rent for the actual reasonable expenses incurred by the Landlord under this paragraph by the fifth day of the month following the completion of the work or payment of any expenses by the Landlord, as billed by the Landlord.

(e)  Notwithstanding the above, Landlord will be responsible for costs incurred in connection with the original design and construction of the Building, including but not limited to any repair, restoration, capital improvements or maintenance caused by any defects in design or construction of the Building;

6.    Utilities

(a)  The Tenant shall, at its own cost and expense, pay for all utilities and utility service to the Premises, including but not limited to gas, heat, electric and water. The Landlord shall not be responsible for, or incur any liability as a result of, interruption of any said utility service, unless caused by Landlord, or its employees or agents.

(b)  The Tenant shall be responsible for, and at its own cost and expense, make such deposit as may be required by utility companies for utility service to the Premises including standby sprinkler charges, if any.

(c)  The Landlord represents to the Tenant that at the commencement of this Lease, gas, heat, electric, water, sewer and storm drain utilities will be available and connected at the Building on the Premises as provided in Landlord’s specifications.

(d)  The Tenant shall have the option, subject to the reasonable approval of the Landlord, which shall not be unreasonably withheld or delayed, to make such changes in the Building as recommended by any of the utility companies or private contractors to lower the costs of such utility.

7.    Real Estate Taxes and Assessments

(a)  The Tenant, in addition to the rent reserved, shall pay at its own cost and expense, all of the real estate and personal property taxes assessed against the Leased Premises, including the land and Building, including such added assessment or omitted assessment as may be levied against the premises by the Borough of Carlstadt during the term of this lease, said obligation to commence and be prorated as of the Commencement Date of the Lease, and be prorated as of the date of termination or expiration of the term. (Landlord represents to Tenant that Landlord knows of no such assessment). The basis of such proration with reference to local improvement installed and any assessment by a governmental agency shall be the period during the term of this lease that the property is or is likely to be benefited as measured against the life of the benefit, not the date when payments are due, e.g., if the assessment for local improvement were for a sidewalk having a useful life of forty (40) years and the remainder of the term of the lease were four (4) years, the Tenant would be responsible for ten (10%) percent of the assessment.

(b)  It is the intention of the parties hereto that during the term of this lease the Tenant shall, at its own cost and expense, bear, pay and discharge, before any fine, penalty, interest or cost may be added for the nonpayment thereof, all taxes, water, rent, sewer charges, and license and permit fees, (herein called “Impositions”), provided the Landlord furnishes Tenant at least 30 days before due, with the bill covering such Imposition or if there is no bill, then notice of such Imposition, together with any interest or penalties lawfully imposed upon the late payment thereof if imposed because of Tenant’s failure to make timely payment within the time period herein specified, which pursuant to the present or future law or otherwise, during the term hereby granted and any renewal term hereof, shall be levied, charged, or become due and payable out of or for, or become a lien on the premises or any portion thereof, the Building and any building and improvements hereafter erected upon the Leased Premises by the Tenant, the appurtenances thereto, the sidewalks or streets, adjacent thereto, any use or occupancy of the land, and such franchises as may be appurtenant to the use and occupation of the Leased Premises EXCEPT income taxes assessed against the Landlord, capital levy, estate, succession, inheritance, or transfer taxes payable by the Landlord, corporate franchises, capital stock, loans and bonus taxes imposed upon any owner of the fee of the Leased Premises, and any income, profits or revenue tax, assessment or charge imposed upon rent as such payable by the Tenant under this lease and any renewal thereof or any tax or charge in replacement or substitution of the foregoing or of a similar character. If at any time during the term of the lease or of any renewal hereof, the present method of taxation shall be changed so that the whole or any part of the real estate taxes, sewer and water charges shall be levied and imposed wholly or partially as a capital levy or otherwise on the rents received from said real estate or the rents reserved herein or in any renewal hereof or any part of either, or shall be measured by or based in whole or in part, upon the Building and improvements now or hereafter erected and maintained upon the Leased Premises, as the sole asset of the Landlord, and shall be imposed upon the Landlord, the Tenant shall pay the same, as the same respectively comes due together with any interest or penalties lawfully imposed upon the late payment thereof if imposed because of Tenant’s failure to make timely payment within the time periods herein specified.

The Tenant, upon the Landlord’s request, shall furnish to the Landlord and to each holder of the mortgage on the Leased Premises before the date when any tax, water and sewer rent and charges would become delinquent, receipts or other proof reasonably satisfactory to the Landlord or such mortgagee, as the case may be, evidencing the payment of such Imposition.

Unless the Tenant notifies the Landlord in writing that the Tenant intends within a reasonable time to proceed as in subpararaph (c) hereof provided, and if the Tenant shall fail for thirty (30) days after written notice and demand given to the Tenant by Landlord, to pay any Imposition within the time permitted by law for the payment thereof without interest or penalty, the Landlord may pay the same with all interest and penalties lawfully imposed upon the late payment thereof, and the amount so paid by the Landlord with interest thereon [commencing the later of (1) the date of Landlord’s payment or (ii) thirty (30) days after such notice] at the rate of prime plus two (2%) percent per annum from the date of payment by the Landlord, shall thereupon be and become immediately due and payable to the Landlord by the Tenant as additional rent. The basis for proration of the Tenant’s obligations under this subsection 7(b) shall be the period during the term of this lease that the property is or is likely to be benefited as measured against the life of the benefit. [See example in Article 7(a)].

(c)  In the event the Tenant wishes to contest any assessment or levy or Impositions on the Leased Premises, the Landlord covenants and agrees that it will lend its name and execute all papers necessary to aid the Tenant in contesting or litigating said assessment or levy provided, however, that said litigation or contest shall be at the cost and expense of the

Tenant, and that the Tenant shall indemnify the Landlord from any fines or penalties, which may be occasioned as a result of any such contest, and Tenant shall be entitled to any refunds from the taxing authorities.

(d)  Landlord shall have the option, upon thirty (30) days written notice to Tenant, to require the Tenant to pay the real estate taxes in monthly installments in advance.

8.    Insurance

(a)  The Landlord shall carry for the joint benefit of the Landlord and the Tenant fire insurance, general public liability insurance, rent insurance and flood insurance in an amount equal to the replacement value of the Building and not less than the requirements of the mortgagee holding the mortgage on said premises at the time of completion, the value of the Building will be approximately $20,000,000.00. Tenant shall pay to Landlord on an annual basis, in advance, the cost of said insurance. Tenant shall pay said annual cost for the insurance every year during the term of the Lease and Landlord shall provide Tenant each year with copies of the binder and bill.

(b)  In addition, Tenant, at its expense, shall maintain public liability insurance, casualty and extended coverage insurance of Tenant’s improvements, contents and personal property at the Leased Premises for replacement value thereof.

(c)  No insurance to be provided by the Tenant pursuant to this Lease shall be required to be in effect prior to the commencement of the term hereof.

9.    Signs

The Tenant shall have the right to erect and maintain one (1) or more ground signs on the Premises, provided same complies with all regulations of applicable governmental agencies having jurisdiction thereof, and provided the installation has received prior written approval of the Landlord, which approval shall not be unreasonably withheld or delayed, that the erection of such sign or signs will not result in material damage to the leased premises upon removal. In addition, Landlord consents to the Tenant mounting a sign on the Building provided no penetrations are made in the brick on the Building. All signs shall be the property of Tenant and removed by the Tenant at the termination of this Lease without damage to the Premises.

10.    Fixtures

Tenant is given the right and privilege of installing and removing property, equipment and fixtures in the Leased Premises during the term of the Lease, it being understood and agreed, however, that in the event of the termination or expiration of this Lease, if the Tenant fails to remove any such property, equipment, fixtures or other property as of the termination of the Lease, in that event and provided the Landlord has given Tenant at least ten (10) days’ notice of Landlord’s intent to said property as abandoned, the said property, equipment and fixtures shall be deemed abandoned by Tenant and shall become the property of the Landlord, and Tenant shall be responsible for all costs incurred by the Landlord in removing said fixtures.

11.    Assignment. Subletting and Recapture

Tenant may assign this lease in whole or in part or sublease all or part of the premises to any party, subject to the following:

(a)  Tenant may, at any time and from time to time, during the term of this lease, give Landlord notice of Tenant’s intention to seek to sublease all or part of the premises or to assign this lease as to all or part of the premises. Such notice shall designate (i) if a partial subletting or assignment is contemplated, the specific part of the premises to be covered by such subletting or assignment; (ii) if a subletting is contemplated, the period of such subletting; and (iii) the name and address of the contemplated sublessee or assignee, if known. Such notice shall be accompanied by a copy of a letter of intent, if any, and by such other information as may be available in written or graphic form and describe the negotiations or discussions between the parties to the contemplated assignment or sublease. For a period of fifteen (15) days from the giving of such notice, Landlord shall have a recapture option, only if seventy five (75) percent or more of the premises is sought to be assigned or subleased, whereby, in effect Landlord may cancel this lease as to all or the part of the premises (as the case may be), for the remainder of the lease term or any extended term, with the basic rent thenceforth payable under this lease and the proportionate share used in computing additional rent thenceforth payable under this lease to be reduced so as to reflect the reduction of the area of the premises resulting from such recapture. Such recapture option shall be exercised by Landlord’s giving Tenant notice of such exercise prior to the expiration of such recapture option period. Upon exercise of such recapture option Landlord and Tenant shall execute and deliver such instruments as shall be necessary to effectuate the above recapture provisions, to provide that for the remainder of the lease term or any extended term Tenant be entirely relieved of any and all obligations accruing after the effective date of the recapture as to the portion of the premises recaptured. Landlord and Tenant shall, at the request of either party, execute a memorandum in recordable form to memorialize said recapture. At the expiration of the period of time covered by the recapture the portion of the premises recaptured shall revert back to Tenant and this lease shall continue in full force and effect as if the recapture had not occurred. During the period of such recapture, alterations to the recaptured space shall be subject to Tenant’s consent, which consent shall not be unreasonably withheld or delayed. The recaptured space, including leasehold improvements thereto, which are not the property of the occupant of such space during the recapture period, shall, at the time said space reverts to Tenant, be in the same condition, subject to reasonable wear, tear and damage by fire, the elements, casualty, or other cause not due to the neglect of Landlord, such occupant or their agents, visitors, servants or licensees, as existing at the commencement of the recapture period.

Notwithstanding the foregoing, in the event the Landlord elects to recapture the entire Leased Premises in response to due notice from the Tenant, the Tenant shall be relieved of any further obligation under this lease for the balance of the term, regardless of the fact that the term of the lease, by the Tenant, was less than the full term of the lease, (e.g., after the end of the first lease year Tenant gives Landlord notice of the proposed sublease of the entire premises for two (2) years, and the Landlord elects to recapture, the Tenant shall have no further obligation to perform under any of the terms and conditions of the lease). If Landlord recaptures, Tenant shall be reimbursed for cost of its improvements on a pro rata basis. All prepaid rents and security deposits shall be promptly returned to Tenant.

(b)  In the event that the Landlord has, but fails to exercise, the recapture option as described in Paragraph (a) of this Article, the Tenant may proceed in accordance with the notice of intention given by Tenant, to assign this lease or sublet the whole or any portion of the premises, subject to the Landlord’s prior written consent, which consent will be granted or denied within ten (10) days, which consent shall not be unreasonably withheld or delayed on the basis of the following terms and conditions:

(i)  Tenant shall furnish Landlord a copy of the proposed instrument of such sublease or assignment;

(ii)  The assignee shall assume, by written instrument, the obligations of this lease, (but only to the extent they pertain to the space covered by the assignment if less than the entire premises) for the period from and after the date of such assignment and a copy of such assumption agreement shall be furnished to the Landlord within ten (10) days of its execution;

(iii)  The Tenant and each assignee shall be and remain liable for the observance of all the covenants and provisions of this lease, (but only to the extent they pertain to the space covered by the assignment if less than the entire premises) including, but not limited to, the payment of basic and additional rent reserved herein, thereafter through the entire unexpired term of this lease;

(c)  Landlord’s consent shall not be required with respect to an assignment or transfer of this lease, or a subletting to any affiliate of the Tenant, or any firm, corporation or other organization which shall succeed to substantially all of Tenant’s business, or to any affiliate, provided that such successor firm, corporation or other organization executes an agreement assuming all of the terms, provisions and covenants of this lease on Tenant’s part to be performed and within twenty (20) business days after the execution and delivery of such an assignment, a true copy of the assignment and assumption agreement, together with a statement of the assets and net worth of the assignee are delivered to the Landlord.

12.    Damage and Destruction

(a)  If all or any part of the Leased Premises is damaged or destroyed by fire or other casualty, Landlord shall commence promptly, subject to the approval of governmental agencies having jurisdiction, and with reasonable dispatch continue to restore same to substantially the same condition as existed immediately preceding the damage or destruction. If the cost of the casualty is $100,000 or less, then Landlord shall restore the Premise at his sole cost and expense and then await the insurance proceeds.

(b)  The loss, if any, under policies pursuant to this lease shall be adjusted with the insurers by the Landlord. The loss as adjusted shall be paid to the Landlord to rebuild the property.

(c)  The net insurance proceeds which are payable to the Landlord in case of any casualty shall be deposited by it in an escrow account in the name of any escrowee selected by the Landlord and approved by the Tenant, or in the event there is an institutional first mortgagee, such lender shall have the right to act as escrowee. Such insurance proceeds shall be paid in escrow by such escrowee as a trust fund for the purpose of paying for the cost of repairing, replacing, restoring or rebuilding the property or equipment so damaged by fire or other risks covered by such insurance and the cost of making temporary repairs or doing such work as may be necessary to protect the Leased Premises against further injury. Such insurance proceeds shall be disbursed by such escrowee in accordance with the provisions of subparagraph (f) of this paragraph. The escrowee shall be entitled to no compensation payable out of such fund. If the net insurance proceeds held by the escrowee, as provided in this subparagraph, shall exceed such cost, such excess shall belong to and be paid over to the Landlord upon completion of and payment for such work.

(d)  Any repair, replacement, restoration or rebuilding required to be made under this paragraph involving an estimated cost of $100,000.00 or more, as estimated by a reputable architect selected by the Landlord and approved by Tenant shall be made under the supervision of such architect and shall not be undertaken until detailed plans and specifications of such work shall have been filed with and approved by the Tenant. The Tenant shall not unreasonably withhold or delay its approval to the plans and specifications submitted to, and if Tenant fails to respond by either approving or stating its reasons for not approving within fifteen (15) business days after delivery thereof to it, they shall be deemed approved by the Tenant. If the Tenant disapproves of such plans and specifications within such period of time, such disapproval shall be in writing and shall specify the grounds therefore. Upon such disapproval, and if the parties cannot resolve their differences within twenty (20) days, the Landlord may submit to arbitration, in accordance with the provisions of this Lease, the determination of whether the Tenant has unreasonably withheld its approval. If the Tenant is held not to have unreasonably withheld its approval, the Landlord shall amend the plans and specifications to meet the problem specified as the grounds for Tenant’s disapproval and thereafter resubmit the plans and specifications, as so amended, to the Tenant for the Tenant’s approval.

(e)  Any monies paid to the parties or to any escrowee of the parties or to the person hereafter described in this subparagraph, as the case may be, shall be paid as the work progresses against the certificates of the architect in charge of such repairs, replacement and restoration, or rebuilding showing that the amount stated in the particular certificate has been paid or is due in respect of such work, together with the names and addresses of the persons, if any, to whom such amounts are due. Until such repairs, replacement, restoration or rebuilding shall have been fully completed, the total so paid over shall in no circumstances exceed eighty-five (85%) percent thereof.

(f)  There shall be an abatement or pro-rata reduction of Fixed Rent and other sums payable by the Tenant hereunder immediately (and Landlord shall be entitled to collect the rent insurance) by reason of any damage or destruction to any building or equipment or any part thereof now or hereafter on the Leased Premises, or by reason of any repair, replacement, restoration or rebuilding, and the Tenant shall be entitled to terminate the Lease by reason thereof, in the event Landlord does not notify Tenant within thirty (30) days of the casualty that it intends to restore the premises, or if the premises are not fully restored within ninety (90) days of the casualty.

(g)  In the event the insurance proceeds are insufficient to repair, replace, restore or rebuild the property and equipment on the Leased Premises, the Landlord shall be responsible for and shall promptly pay any deficiency therein.

(h)  If the damage shall occur in the last two (2) years of the term and/or shall be so extensive that the Building is totally destroyed (the Building shall be deemed totally destroyed if the cost of restoration shall exceed fifty (50%) percent of the replacement value, exclusive of the cost of foundation and excavation) this lease and the term hereby granted shall at the option of either party cease and the rent shall be apportioned to the date of destruction. In the such event the insurance proceeds coveting Landlord’s interest shall be turned over to and belong to the Landlord, if the policy permits.

(i)  If the Leased Premises is substantially damaged or destroyed by a casualty which is not covered by the insurance that Tenant is required to maintain pursuant to this lease and Landlord is not carrying additional insurance that would cover said casualty, either party shall have the right to terminate this lease by giving notice to the other party, which notice of termination shall be thirty (30) days after the date on which such notice of termination is given, and (i) upon the date specified in such notice, this lease and the term hereof shall cease and expire, and (ii) Fixed Rent or other sums paid by the Tenant for a period after such date of termination shall be refunded to Tenant upon demand, as well as the security deposit and prepaid rent paid hereunder.

13.    Condemnation

(a)  If the whole of the Premises shall be taken under the exercise of the power of condemnation or eminent domain, then this Lease shall automatically terminate on the date that title or possession is taken by the condemner, whichever occurs first, and the rent shall be apportioned as of said date. If any part of the Premises be so taken so as to materially restrict, restrict, limit or adversely affect the use, occupancy or enjoyment of Tenant, then Tenant shall have the option to terminate this Lease by thirty (30) days’ written notice to the Landlord, which notice must be given within ninety (90) days after possession or title on the partial taking is obtained by condemner, and the rent shall be apportioned on the effective date of termination of the Lease by Tenant.

(b)  If any part of the Premises shall be so taken and this Lease shall not terminate or be terminated under the provisions of subparagraph (a) hereof, then the rental shall be equitably apportioned according to the square footage of the Premises, and the Landlord shall, at its own cost and expense, restore the remaining portion of the Premises to the extent necessary to render it reasonably suitable for the purposes for which it was leased, shall provide finished parking facilities equivalent to those originally furnished to Tenant, and shall make all repairs to the Building in which the Premises is located to the extent necessary to constitute the Building a complete architectural unit, provided, however, that if the amount of the award received by Landlord is not adequate to cover the cost of such restoration or repairing, Landlord may elect by written notice to Tenant to that effect to terminate this Lease.

(c)  Notwithstanding the provisions of this Lease, Tenant’s use, occupancy or enjoyment of the Premises will be deemed materially restricted if any portion of the Building or ground area of sufficient size to deprive Tenant of ten percent (10%) or more of the available parking area on site at the commencement of the term shall be taken under the exercise of the power of condemnation or eminent domain.

(d)  All compensation awarded or paid upon such a total or partial taking of the Premises shall belong to and be the property of the Landlord, provided, however, that nothing contained herein shall be construed to preclude the Tenant, as permitted by law, from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, relocation costs or depreciation to, damage to, or cost of removal of, or for the value of stock, trade fixtures, furniture, and other personal property belonging to Tenant.

(e)  Notwithstanding the foregoing, all rights of the Landlord and Tenant to share in the condemnation award shall be subject to the prior right of the institutional first mortgage lender to receive all such condemnation funds to the extent of the balance then due on the first mortgage.

14.    Inspection by Landlord

Landlord’s agents, and other representatives, shall have the right to enter into and upon said premises accompanied by a representative of Tenant, or any part thereof, at all reasonable hours during a normal workday, if it does not interrupt Tenant’s workday, for the purpose of examining same, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof, without unduly disturbing the operations of the Tenant. Landlord may exercise such right except for emergencies only upon written notice provided to the Tenant at least one week in advance and such notice shall specify the basis upon which such right of entry is intended to be exercised. Landlord may not exercise such right of entry more frequently than once in any two-month period.

15.    Right of Re-entry

If the said premises, or any part thereof, shall become vacant due to the Tenant’s removal and failure to pay rent and other charges payable hereunder during the term, or should the Tenant be evicted by summary proceedings or otherwise, the Landlord or Landlord’s representatives may reenter the same, and re-let the said premises as the agent of the said Tenant and receive the rent thereof, applying the same first to the payment of such reasonable expenses as the Landlord may be put to in reentering, and then to the payment of the rent due hereunder; the balance (if any) to be paid over to the Tenant who shall remain liable for any deficiency.

16.    Default

(a)  It is expressly understood and agreed that subject to the terms and conditions of within lease, in the event there is a default in payment of the fixed rent, or if default be made in the payment of the additional rent or other monetary obligations hereunder to be paid for by the Tenant, and such default shall continue for a period of fifteen (15) days after written notice, then in that event, Landlord may institute the legal proceedings to dispossess the Tenant; or

(b)  If the Tenant shall default under any other provisions of this lease other than such requiring monetary payments, the Tenant shall cure same within thirty (30) days of written notice from the Landlord, or if such condition cannot be corrected within thirty (30) days, Tenant shall commence to cure such default within thirty (30) days and complete said curing within a reasonable time;

(c)  If the Tenant shall fail to comply with any of the statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and City Government required to be complied with by Tenant pursuant to the terms of this lease, or if the Tenant shall file a petition in bankruptcy or arrangement, or be adjudicated a bankrupt or make an assignment for the benefit of creditors or take advantage of any insolvency act, and such action is not rescinded within sixty (60) days, the Landlord may, at any time thereafter terminate this lease and the term thereof, and upon the giving of such written notice, the lease and the term thereof shall terminate, expire and come to an end on the date fixed in such notice as if said date were the date originally fixed in this lease for the termination or expiration thereof, subject to the provisions of Subparagraph (c) hereunder.

(d)  In the event Tenant shall fail to pay rent and/or additional rent when due, then, in addition to the Landlord’s rights as contained in this Article 16, interest shall accrue thereon at a fluctuating per annum rate equal to the sum of the prime rate of Chase Manhattan Bank, N.A., plus two (2) percentage points from the fifth date after the due date to the date of payment.

(e)  In the event of the occurrence of an event of default by Landlord hereunder, Tenant, may, at its sole discretion, exercise any or all of the remedies as may be available to Tenant at law or in equity.

17.    Notices

All notices required or permitted to be given to the Landlord shall be in writing and given by hand or certified mail, return receipt requested, addressed to the Landlord at 71 Hudson Street, Hackensack, New Jersey 07601.

All notices required to be given to the Tenant shall be in writing and given by hand or certified mail, return receipt requested, addressed to the Tenant at 6111 N. River Road, Rosemont, IL 60018, Attn: Director of Real Estate, with a copy to Tenant’s General Counsel at same address.

Either party may change the address for notification hereunder by a notice given in conformance with this Section 17.

18.    Non-Waiver

The failure of the Landlord or Tenant to insist upon strict performance of any of the covenants or conditions of this lease or to exercise any option herein conferred in any one or more instances, shall not be construed as a waiver or relinquishment for the failure of any such covenants, conditions, or options, but the same shall be and remain in full force and effect.

19.    Liability of Tenant for Deficiency

In the event that this Lease shall terminate by reason of the re-entry of the Landlord under the terms and conditions contained in this lease or by the ejectment of the Tenant by summary proceedings or otherwise, it is hereby agreed that the Tenant shall remain liable to pay in monthly payments the rent which accrued subsequent to the re-entry by the Landlord, and the Tenant expressly agrees to pay as damages for the breach of the covenants herein contained, the difference between the rent reserved and the rent collected and received, if any, by the Landlord, during the remainder of the unexpired term, and such difference or deficiency between the rent herein reserved and the rent collected, if any, shall become due and payable in monthly payments during the remainder of the unexpired term, as the amounts of such difference or deficiency shall from time to time be ascertained, provided such damages are permitted by law applicable in this jurisdiction. Tenant shall be entitled to a credit for any prepaid rent paid hereunder.

20.    Right of Tenant to Make Alterations and Improvements

Tenant may not make any alterations to the Building, consisting of the foundation, skin, roof and windows (except that Tenant may cover any windows for data center purposes) of the Building. Tenant may, upon notice to, but without consent of, the Landlord, make any alterations to the Premises as is necessary for its business. In addition, Tenant has the right to construct a second floor mezzanine level consisting of approximately 41,919 square feet as per the Construction Specifications. At the termination of the lease, the Premises shall be restored to its original condition, as delivered by the Landlord, at the Landlord’s request.

21.    Subordination of Lease

(a)  This Lease shall be subject and subordinate at all times to the lien of any mortgages now or hereafter placed on the land and buildings of which the Premises form a part. The Tenant covenants and agrees to execute and deliver upon demand such further instrument or instruments subordinating this Lease to the lien of any such mortgage or mortgages as shall be desired by any mortgagee or proposed mortgagee. Tenant further acknowledges that Landlord may be required by any mortgagee or proposed mortgagee to assign this Lease as additional security for any mortgage or proposed mortgages, and Tenant agrees that it will upon demand join with Landlord in the execution of any such assignment or agreement, which may in form for recording, as any such mortgagee or proposed mortgagee may reasonably require. Tenant’s failure to comply on demand with the provisions hereof shall constitute a default under this Lease.

(b)  It shall be a condition to Tenant’s obligation under this Article of the Lease to subordinate this Lease to any mortgage on or hereafter placed on the land and buildings of which the Premises form a part, that Tenant be furnished a non-disturbance agreement (in form reasonably acceptable to Tenant) from the mortgagee, trustee or holder of any such mortgage agreeing that as long as Tenant does not commit an Event of Default pursuant to this Lease that Tenant’s possession of the Premises hereunder shall not be disturbed. There shall be no cost to Tenant in obtaining the non-disturbance agreement and Landlord shall pay all costs in connection therewith.

22.    Lease Construction

This Lease shall be construed pursuant to the laws of the State of New Jersey. The terms, covenants and conditions of the within Lease shall be binding upon and inure to the benefit of each of the parties hereto, their respective executors, administrators, heirs, successors and assigns, as the case may be. The neuter gender, when used herein, shall include all persons and corporations and words used in the singular, shall include words in the plural where the text of the instrument so requires.

23.    Mutual Releases

The Tenant hereby releases the Landlord, and the Landlord hereby releases the Tenant from any liability arising out of loss covered by any insurance policy, unless caused by the neglect of Landlord or Tenant. It is understood and agreed that all such policies will contain the following clause or other clause of similar import:

“Neither party shall be liable or responsible for, and each party hereby releases the other from all liability and responsibility to the other and any person claiming by, through or under the other, by way of subrogation or otherwise, for any injury, loss or damage to any person or property in or around the Leased Premises or to the other’s business covered by insurance carried or required to be carried hereunder, irrespective of the cause of such injury, loss or damage, and each party shall require its insurers to include in all of such party’s insurance policies which could give rise to a right of subrogation against the other a clause or endorsement whereby the insurer waives any rights of subrogation against the other or permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy.”

24.    Isra Compliance

(a)  Tenant shall, at Tenant’s own expense, comply with the Industrial Site Recovery Act, N.J.S.A. 13: 1K-6, et seq., and the regulations promulgated thereunder (“ISRA”) in the event of closing, termination or transfer of Tenant’s operation at the Premises. In the event that compliance with ISRA becomes necessary at the Premises due to any action on the part of, or with regard to, Landlord including, but not limited to, Landlord’s execution of a Sales Agreement for the Premises, any change in ownership of the Premises, the initiation of bankruptcy proceedings with regard to Landlord, Landlord’s financial organization, sale of the controlling share of Landlord’s assets, or sale of Landlord, and to the extent ISRA compliance is required, Landlord shall comply with ISRA with regard to the Premises at Landlord’s own expense, Tenant shall also provide all information within Tenant’s control requested by Landlord of the New Jersey Department of Environmental Protection (“NJDEP”) for preparation of non-applicability affidavits, if applicable, and Tenant shall promptly execute such affidavits should the information contained therein be found by Tenant to be complete and accurate. Tenant shall be responsible for that portion of the costs of ISRA compliance, which are applicable to Tenant’s discharge of toxic or hazardous substances or wastes at or about the Premises occurring during the term of this Lease. Tenant shall provide Landlord all information requested by Landlord reasonably necessary to complete ISRA compliance process.

(b)  Landlord represents and warrants to Tenant that as of the commencement date of the Lease the Premises are in compliance in all material respects with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

(c)  Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, liabilities, lawsuits, damages and expenses (including, but not limited to, business interruption costs and reasonable attorney’s fees arising by reason of any of the aforesaid or an action against Landlord under this indemnity) arising directly or indirectly from, out of, or by reason of (i) any breach of this paragraph occurring during the term of this Lease, (ii) any spills or discharges of toxic or hazardous substances or wastes at the Premises which occurred prior to or during the term of this Lease other than those caused by the action or omission of Tenant, or (iii) Landlord’s failure to provide all information, make all submissions and take all actions required by the DEP.

(d)  Landlord shall, at Landlord’s own expense, prepare all submissions required by ISRA including, but not limited to, General Information Submissions, Site Evaluation Submissions, Sampling Plans, Negative Declarations and Cleanup Plans, and shall implement and complete same to the satisfaction of the DEP.

(e)  Landlord shall, at Landlord’s own expense, undertake and provide all financial assurances required by ISRA and the DEP.

(f)  Tenant shall cooperate with Landlord by supplying to Landlord all information within Tenant’s control, to the extent that the ISRA compliance process requires information within Tenant’s control, at no cost to Landlord.

(g)  Tenant represents that its SIC number is 7377.

25.    Brokerage Commission

Landlord and Tenant each represent to the other that they have dealt with no broker except JOT Company, in connection with this transaction. Each agrees to indemnify and hold the other harmless against all claims, losses, liability, costs, and expenses (including reasonable counsel fees and expenses) resulting from a breach by the indemnitor of such representation. The representations and obligations contained in this paragraph shall survive the termination of this Lease. However, the provisions of this paragraph shall not be deemed or construed as a covenant for the benefit of any third party. The Landlord shall pay the commission pursuant to separate agreement. Tenant has not entered into any agreement with the broker beyond this transaction. Tenant does not agree to the use of or payment of a commission the broker for any renewal or extension of this Lease, except pursuant to a written agreement with the broker at the time of such renewal or extension. Landlord agrees to indemnify and hold Tenant harmless against any claim for commission for any renewal or extension not specifically agreed to by Tenant.

26.    Consent

Whenever the prior consent or approval of either party hereto is required by the provisions of this Lease, the same shall not be unreasonably withheld and/or delayed and such consent shall be deemed given if no notice of being withheld is made within ten (10) days.

27.    Title

Landlord warrants and represents to Tenant that Landlord has the power and authority to enter into this Lease for the term hereof, (including the renewal term); that Landlord is the owner of the fee simple to the Premises; and that title to the Premises is and shall continue to be free and clear of any liens and encumbrances except for those set forth on Schedule “C”.

28.    Force Majeure

If either party shall be prevented or delayed from performing any obligation or satisfying any condition under this Lease by any strike, lock-out, labor dispute, inability to obtain labor or material, act of God, government restriction, regulation or control, or civil commotion, insurrection, sabotage, fire or other casualty or by any other events similar to the foregoing beyond the control of such party then the time to perform such obligation or satisfy such condition shall be postponed by the period of time consumed by the delay. If either party shall, as a result of any such event, be unable to exercise any right or option within the time limits provided therefore in this Lease, the time for exercise thereof shall be postponed for the period of time consumed by such delay.

29.    Certification by Landlord That Lease is in Full Force and Effect

Upon request of Tenant, at any time or from time to time, Landlord agrees to execute and deliver to Tenant within ten (10) days after such request, a written instrument duly executed (a) certifying that this Lease has not been modified and is in full force and effect or if there has been a modification of this Lease that this Lease is in full force and effect as modified, and stating such modifications (b) specifying the dates to which the Fixed Rent and additional rent have been paid; and (c) stating whether or not, to the knowledge of the party executing such instrument, that Tenant is in default and, if Tenant is in default, stating the nature of such default.

30.    Short Form of Lease

The parties hereto further covenant and agree that they will at the time of commencement of the term of this Lease, execute and deliver a short form memorandum of lease duly acknowledged and in recordable form setting forth, among other things, the name and addresses of the parties, a reference to this Lease and its date, the description of the Premises and the date of the commencement and termination of the Lease, and such other terms and conditions of this Lease other than the rental provisions as the parties may agree upon, but failure to agree upon such other terms and conditions to be set forth in such memorandum of lease shall not affect or impair the validity of this Lease of the obligations of the parties hereunder. The short form of lease may be recorded at the option of the Tenant being responsible for the costs of recording.

31.    Quiet Enjoyment And Non-disturbance

The Landlord covenants and agrees that the Tenant, upon payment of the Fixed Rent and Additional Rent reserved herein, and upon observing and keeping the covenants, agreements and stipulations of this Lease on its part to be kept, shall lawfully, peaceably and quietly hold, occupy and enjoy the Leased Premises during the term without hindrance, ejection or molestation.

Landlord shall deliver to Tenant, upon execution of this Lease, a non-disturbance agreement from its lender,                  , satisfactory to Tenant’s counsel. In addition, Landlord shall use its best efforts to obtain a non-disturbance clause from any future lender for the term of this Lease or renewal thereof at Landlord’s sole cost and expense.

32.    Arbitration

If under this Lease any dispute is to be referred to arbitration, such dispute shall be settled by the Rules of the American Arbitration Association. The complaining party shall give notice specifying the demand for arbitration, each issue to be arbitrated and the name of the person it has designated as its impartial arbitrator. The party receiving such notice will appoint an impartial arbitrator and the two appointed arbitrators shall select a third arbitrator. If agreement on the third arbitrator cannot be reached, then the Judge of the Superior Court of New Jersey shall select such third arbitrator. The arbitrators shall decide the specific issues referred to them and any decisions shall be binding upon the parties. Landlord and Tenant shall each pay their own arbitrator and share the cost of the third arbitrator.

33.    Special Damages

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES AS A RESULT OF A BREACH HEREOF EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

34.    Renewal Option

Comdisco shall have the right to renew the original Lease for two (2) five (5) year periods, by providing owner with twelve (12) months prior written notice. The rental rate structure shall be 100% of the “Current Market Rental Rate” for comparable first class office buildings/warehouses in the Pertinent Market. Thereafter, for the remainder of the renewal term, there shall be a three (3) percent annual increase. For purposes of this Lease, the term “Current Market Rental Rate” shall mean a rate comprised of the prevailing base rental rate for tenants per square foot of rental area available in the Pertinent Market. Any such Rate shall take into account any market concessions such as tenant improvements, free rent, constructions allowance, rent abatement, moving allowance, etc. and comparable leases (on the bases of factors such as, but not limited to, size and location of space and commencement dated and term of lease), if any, recently executed for space in the Building and other office buildings/warehouses in the Pertinent Market which are comparable to the Building in reputation, quality, age, size, location and level and quality of services provided (the foregoing factors not being exclusive in identifying comparable buildings) and which are not for any reason (such as, without limitation, economic distress) market anomalies. For the purposes hereof, “Pertinent Market” shall mean within ten (10) miles of the location of the Premises. If Landlord and Tenant do not agree on the Current Market Rental Rate fifteen (15) months before the termination of the then existing term, each party shall appoint an arbitrator who shall be a licensed real estate broker of the State of New Jersey, who shall be active in commercial rentals in the Pertinent Market or an appraiser qualified as an M.A.I. having an office in New Jersey. Such appointment shall be made by each party within thirty (30) days after notice of the necessity of arbitration, and each party shall advise the other of their choice. On the failure of either party to appoint an arbitrator within ten

(10) days after notification of the appointment by the other party, the person appointed arbitrator may appoint an arbitrator to represent the party in default, which arbitrator shall not have served previously in a similar capacity for, or been otherwise employed by, the non-defaulting party. The two arbitrators appointed in either manner shall then proceed to make the determination of the Current Market Rental Rate for the renewal period and the mutual decision of the two arbitrators shall be binding on the parties. In the event of their inability to reach a result, they may select a third arbitrator, who shall not have served previously in a similar capacity for, or been employed by, either party. If the two arbitrators are unable to agree on a third arbitrator, a then sitting Judge of the Superior Court of New Jersey shall appoint the third arbitrator. The third arbitrator shall choose one of the two appraisals closest to market value and his determination shall be final and binding upon the parties. For this calculation, the building shall be a total of 301,827 square feet, consisting of 259,908 square feet on the first (1st) floor and 41,919 square feet on the second (2nd) floor.

35.    Right of First Offer on Expansion Space

The expansion space shall be defined as the adjacent site to the south of the property known as Block 131.1, part of Lots 9, 9.01, and 9.02 which the Landlord is currently contemplating a proposed 187,000 square foot light industrial and distribution building, (“Expansion Space”).

During the Term of the Lease, including any Renewal Term (s), the Landlord hereby grants the Tenant the following rights with respect to the Expansion Space:

(a)  At any time after the commencement of the Initial Term, the Landlord agrees to notify Tenant in writing when the Landlord is having active, continuous and ongoing negotiations with a prospect for the Expansion Space. Within seven (7) business days of Tenant’s receipt of Landlord’s notice, Tenant shall notify Landlord of Tenant’s interest in proceeding to negotiate for the Expansion Space on a non-exclusive basis. The parties shall negotiate in good faith. The Landlord shall be free to continue negotiations with any prospect and Tenant simultaneously. In the event the Tenant fails to notify the Landlord of its interest in pursuing negotiations on the Expansion Space, the Landlord shall be free to negotiate with the prospect without any further obligation to Tenant. The Landlord’s obligation to notify Tenant shall be continuous until the property is developed.

(b)  At any time after two (2) years from the commencement of the Initial Term, if the Expansion Space becomes available, as an initial development of vacant office/warehouse space, the Landlord shall give written notice to the Tenant of such availability and for a period of thirty (30) days, the parties shall exclusively negotiate in good faith for the Tenant to occupy the Expansion Space.

(c)  All notices hereunder shall be sent via certified mail, return receipt requested and addressed as required under the Lease. Notices shall be deemed received on the actual receipt of such notice.

36.    Right of First Offer to Purchase

Tenant shall be granted a right of first offer to negotiate for the purchase of the Building. Landlord agrees to provide Tenant with written notice of the availability of the Building for sale and offer the Building in its entirety to Tenant on such terms and conditions as Landlord would offer to third parties, as determined by Landlord in its sole and absolute discretion, prior to marketing said space to third parties. Tenant shall have sixty (60) days from the date of Landlord’s Notice to respond in writing to the same. If Landlord has not received a written response by the end of said sixty (60) day period or if Tenant declines to accept Landlord’s offer or makes a counteroffer which Landlord shall reject, in writing, as unacceptable in Landlord’s sole and absolute discretion, Landlord shall thereafter be free to market the Building and sell the Building for not less than the counter-offer submitted by Tenant If Landlord and Tenant agree on terms for the sale of the Building, but are subsequently unable, in good faith, to consummate an agreement with respect thereto acceptable to both Landlord and Tenant, Landlord shall thereafter be free to market the Building and sell the Building on such terms and conditions as landlord shall determine, in its sole and absolute discretion, without any further obligation to offer said Building again to Tenant.

37.    Statement of Competitors

Landlord agrees that it will not lease space in the Expansion Space to or maintain any sign for any competitor of Tenant’s Business Recovery Services Division, including but not limited to IBM, GE Capital, IBM Business Recovery Services or Sunguard Business Recovery Services without Tenant’s prior written consent. For so long as this Lease, including any Renewal or Expansion hereof, as provided in Sections 34 and 35, respectively, is in full force and effect, Landlord agrees not to sell the Building to a competitor of Tenant, including but not limited to IBM, GE Capital, IBM Business Recovery Services and Sungard Business Recovery Services.

38.    Electrical Substation

The Landlord shall design and provide at no cost to the Tenant an area on site sufficient to house an electrical substation which will be constructed by Tenant. In the event that in the future the Landlord requires additional electrical service from the substation, provided that Landlord’s use does not interfere with Tenant’s use of the substation, including but not limited to degradation of electrical power, it shall have the right to add to the substation for such additional electrical use, upon at least thirty (30) days prior written notice. In such event upon the completion of such addition, Landlord shall share proportionately in the cost of maintenance of such substation and shall be billed for such use at the same cost incurred by Tenant from the electric supplier. In the event that the area provided by the Landlord for such substation, is insufficient for the Tenant’s purposes, Landlord will provide the additional space required for such addition and replace it at no cost to the Tenant. Any parking spaces lost by virtue of such increase shall be replaced by the Landlord on the south side of the building at no cost to the Tenant so that the Tenant will always have a minimum of 378 parking spaces on site.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

WITNESS:		RUSSO FAMILY LIMITED PARTNERSHIP, Landlord
By:
Lawrence Russo, Jr., General Partner

ATTEST:		COMDISCO, INC., Tenant
By:
Richard A. Finocchi Vice President 11/24/99

AMENDMENT TO LEASE AGREEMENT

THIS Amendment Agreement is entered into this 15th day of November, 2001 by and between RUSSO FAMILY LIMITED PARTNERSHIP, a New Jersey Limited Partnership, having an address of 71 Hudson Street, Hackensack, New Jersey (“Landlord”) and SUNGARD RECOVERY SERVICES, L.P., a Pennsylvania Limited Partnership, successor in interest to COMDISCO, INC., a Delaware Corporation, having an address of 1285 Drummers Lane, Wayne, Pennsylvania 19807 (“Tenant”).

RECITALS

A.  Landlord and COMDISCO, INC. entered into a Lease Agreement in October 1999 respecting, an office/warehouse facility (the “Building”), consisting of approximately 259,908 square feet, together with on-site parking for 378 vehicles, which office/warehouse facility is located at 777 Central Boulevard, in the Borough of Carlstadt, County of Bergen, and State of New Jersey, now known and designated as Lot No. 9 in Block 131 on the official tax map of the Borough of Carlstadt, Bergen County, New Jersey (the said Lease Agreement is hereinafter referred to as the “Lease”).

B.  COMDISCO, INC. has assigned unto Tenant all of its right, title and interest in and to the Lease and Tenant has accepted such assignment and assumed all of COMDISCO, INC.’s right, title, interest, duties, benefits, and obligations under the Lease.

C.  Landlord and Tenant have agreed to modify the Lease in the manner set forth in this Agreement.

AGREEMENT

For good and valuable consideration, the receipt of which and the legal sufficiency of which are hereby acknowledged, the parties agree as follows:

2.  The Lease is modified and supplemented by adding new sections, 16(f), 21(c) and 29(B), as follows:

16(f).  In the event of any default on the part of the Tenant or the Landlord which is not cured within the time period specified in this Lease, the prevailing party in any litigation instituted with respect to such default shall be entitled to recover reasonable counsel fees and costs necessarily incurred from the other party.

21(c).  In the event that any mortgagee of the Premises recovers possession of the Premises through a foreclosure, the Lender shall not be subject to any offsets or deficiencies which Lessee may be entitled to assert against the Lessor as a result of any act or omission of Lessor occurring prior to Lender obtaining title to the Demised Premises, it being understood that nothing in this clause shall be deemed to exclude Lender from responsibility for repairs and maintenance required of the Lessor under the Lease from and after the date Lender takes titles to the Demised Premises, whether or not the need for such repairs or maintenance accrued before or after such date; provided, however, that in no event shall Lender be responsible for consequential damages resulting from the failure or Lessor to undertake such repairs and maintenance.

29(B).  Either party hereto, and/or its successors in interest, shall at any time and from time-to-time, forthwith upon request from the other party and/or its successor in interest, execute, acknowledge and deliver a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect), and the date to which the rental and other charges are paid in advance, if any, and (b) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of either party hereunder, or specifying such defaults if any are claimed, and (c) setting for the date of commencements of rents and expiration of the term hereof. Any such statement may be relied upon by the prospective purchaser or encumbrancer of all or any portion of the real property of which the Demised Premises are a part, or other interested party.

3.  Except as herein modified, all of the terms, covenants, conditions and agreements set forth in the Lease shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, the Landlord and Tenant have caused this Amendment Agreement to be duly executed as of the day and year first above written.

RUSSO FAMILY LIMITED PARTNERSHIP, A New Jersey Limited Partnership By: Russo, L.L.C., A New Jersey Limited Liability Company as General Partner, Landlord

By:
Lawrence Russo, Jr. Manager

SUNGARD RECOVERY SERVICES, L.P., A Pennsylvania Limited Partnership

By: SUNGARD COMPUTER SERVICES, INC., A Pennsylvania Corporation, As General Partner Tenant

By:

date to which the rental and other charges are paid in advance, if any, and (b) acknowledging that there are not, to such party’s knowledge, any uncured defaults on the part of either party hereunder, or specifying such defaults if any are claimed, and (c) setting for the date of commencements of rents and expiration of the term hereof. Any such statement may be relied upon by the prospective purchaser or encumbrancer of all or any portion of the real property of which the Demised Premises are a part, or other interested party.

2.  Except as herein modified, all of the terms, covenants, conditions and agreements set forth in the Lease shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, the Landlord and Tenant have caused this Amendment Agreement to be duly executed as of the day and year first above written.

RUSSO FAMILY LIMITED PARTNERSHIP, A New Jersey Limited Partnership By: Russo, L.L.C., A New Jersey Limited Liability Company, as General Partner, Landlord

By:
Lawrence Russo, Jr. Manager

SUNGARD RECOVERY SERVICES, L.P., A Pennsylvania Limited Partnership

By: SunGard Computer Services, Inc., A Pennsylvania Corporation, As General Partner, Tenant

By:

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made as of this 15th day of November, 2001 between COMDISCO, INC., a Delaware corporation having its office at 6111 North River Road, Rosemont, Illinois (“Assignor”) and SUNGARD RECOVERY SERVICES LP, a Pennsylvania limited partnership, having its office at 1285 Drummers Lane, Wayne, Pennsylvania 19087 (“Assignee”).

WITNESSETH

WHEREAS, Russo Family Limited Partnership(“Landlord”) and Assignor entered into that certain lease, dated October     , 1999, more particularly described on Exhibit A attached hereto and made part hereof (the “Lease”), providing for the lease of that certain real property commonly known as 777 Central Boulevard, Carlstadt, New Jersey and as more particularly described in the Lease (the “Premises”); and

WHEREAS, on July 16, 2001, Assignor and 50 of its affiliates filed voluntary petitions for reorganization under Chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq., as amended, in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”); and

WHEREAS, Assignor and SunGard Data Systems Inc., a Delaware corporation (“SunGard”), entered into that certain Acquisition Agreement, effective as of July 15, 2001 and executed on October 12, 2001 (the “Acquisition Agreement”), whereby Assignor agreed to sell to SunGard (or its designee) the assets of the Business (as such term is defined in the Acquisition Agreement), and SunGard agreed to purchase from Assignor the assets of, and to assume certain liabilities associated with, the Business; and

WHEREAS, pursuant to the terms and conditions of the Acquisition Agreement, Assignor and SunGard agreed to execute this Assignment; and

WHEREAS, pursuant to that certain Assignment Agreement, dated as of the Closing Date (as such term is defined in the Acquisition Agreement), by and between SunGard and Assignee, among others, SunGard assigned to Assignee SunGard’s right to take an assignment of the Lease; and

WHEREAS, pursuant to that certain Order Authorizing (i) Sale of Certain of Debtor’s Assets (Services) Free and Clear of Liens, Claims and Encumbrances, (ii) Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (iii) Assumption of Certain Liabilities entered November 9, 2001, the Bankruptcy Court approved the Acquisition Agreement and the parties entering into this Assignment; and

WHEREAS, subject to the terms of this Assignment, Assignor desires to assign and transfer all of its right, title and interest in the Lease and the estate created thereby to

Assignee and Assignee desires to purchase and accept such assignment and assume all rights, duties and obligations of the Assignor under the Lease arising on and after the Assignment Date (as defined herein).

NOW THEREFORE, the parties hereto for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is conclusively acknowledged by the parties hereto, agree as follows:

1.  Assumption of Lease and Leasehold Obligations.    As of the Assignment Date, Assignor hereby assumes the Lease pursuant to the Order issued pursuant to 11 U.S.C. Section 365.

2.  Assignment and Assumption of Lease.    As of the Assignment Date, Assignor hereby assigns, transfers, and sets over unto Assignee, its successors and assigns, all of Assignor’s right, title and interest in, to and under the Lease and any security deposit held by Landlord pursuant to the terms and conditions of the Lease. Assignee hereby accepts the foregoing assignment and covenants with Assignor that, from and after the Assignment Date, Assignee and its successors and assigns hereby assume and agree to keep, perform, fulfill or cause to be performed all of the terms, covenants, conditions and obligations contained in the Lease, which, by the respective terms therein, are imposed upon Assignor.

3.  Ratification of Lease.    Assignor and Assignee hereby ratify, reaffirm and adopt and agree that the Lease shall be in full force and effect as to Assignee.

4.  Indemnification.    Assignor hereby agrees to indemnify, protect, defend and hold Assignee harmless from and against all claims, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising in connection with the Lease and relating to the period prior to the Assignment Date. Assignee hereby agrees to indemnify, protect, defend and hold Assignor harmless from and against all claims, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising in connection with the Lease and relating to the period on or subsequent to the Assignment Date.

5.  Governing Law.    This Assignment shall be governed by and construed in accordance with the laws of the state where the Premises are located.

6.  Assignment Date.    The “Assignment Date” shall mean the day and year first written above.

7.  Release.    Except as otherwise specifically provided for herein, nothing contained herein shall release Assignor, SunGard or Assignee from any of their respective duties or obligations under the Acquisition Agreement or in any way diminish, limit or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Acquisition Agreement.

8.  Counterparts.    This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and it shall constitute sufficient proof of the Assignment to present any copy, copies or facsimiles signed by the parties to be charged.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the day and year first written above.

ASSIGNOR: COMDISCO, INC., a Delaware corporation		ASSIGNEE: SUNGARD RECOVERY SERVICES LP, a Pennsylvania limited partnership

By:		By:
	Rob E.T. Lackey Senior Vice President and Chief Legal Officer		Theodore J. Gaasche Group Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment as of the day and year first written above.

ASSIGNOR: COMDISCO, INC., a Delaware corporation		ASSIGNEE: SUNGARD RECOVERY SERVICES LP, a Pennsylvania limited partnership

By:		By:
	Michael A. Fazio Senior Vice President and Chief Legal Officer		Theodore J. Gaasche Group Chief Financial Officer

EXHIBIT A

Agreement of Lease, dated October     , 1999, between Russo Family Limited Partnership and Comdisco, Inc. for that certain real property commonly known as 777 Central Boulevard, Carlstadt, New Jersey.